Exhibit 10.12

[*****] = Pursuant to Item 601(b)(10) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined that certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type of information that the company treats as private and confidential.

October 10, 2022

Surf Air Mobility, Inc.

12111 Crenshaw Boulevard

Hawthorne, CA 90250 USA

Re: Master Agreement

Ladies and Gentlemen:

This Master Agreement (this “Agreement”) is intended to summarize the principal terms of the agreements between Jetstream Aviation Capital, LLC (“Lessor”) and the lessee as articulated herein (the “Lessee”) regarding the sale of certain aircraft specified herein and/or the assignment of purchase rights by the Lessee (or an affiliated entity controlled by Lessee) to the Lessor and lease by the Lessor to the Lessee of such aircraft specified below (each a “Transaction,” and collectively, the “Transactions”) each pursuant to a separate binding sale and purchase agreement for each individual aircraft (a “Sale Agreement”) and, in connection therewith, a separate binding lease agreement for each individual aircraft (a “Lease Agreement”) (collectively, the “Transaction Documents”). The Effective Date of this Agreement refers to the first trading date of shares of common stock of Lessee or its affiliate on a United States national securities exchange (which, for the avoidance of doubt, may occur following a business combination with a special purpose acquisition company, or SPAC) and provided that Lessee has consummated its merger with Southern Airways Express, LLC (“Operator”). It is the intention of the Parties that the aircraft will be leased to, and operated by, the Operator and/or its affiliates.

The terms and conditions herein are not intended to be exhaustive and are intended only to summarize the principal terms of the Transactions. Lessor and Lessee individually are referred to herein individually as a “Party” and, collectively as the “Parties”.

The Transaction Documents will reflect the following terms:

Lessor:	Jetstream Aviation Capital, LLC and/or its affiliates and/or successors and/or assigns (“Lessor”).

Lessee:	Surf Air Mobility Inc. and/or its affiliates and/or its permitted assigns (“Lessee”).

Purchase Price:	As articulated in Schedule B herein and subject to the terms herein (the “Purchase Price”).

Closing Period:	The Lessor shall acquire the Aircraft contemplated hereto on an individual basis during the period April 1, 2023 through and including March 31, 2029, subject to certain minimum and maximum funding levels during each 12-month anniversary of the Closing Period. The purchase and lease delivery date of each individual Aircraft by Lessor contemplated under this Agreement is a “Closing Date”.

Lease Type:	Non-cancelable “net” dry operating lease with Lessee’s purchase option with Lessee responsible for all costs associated with the possession, use, operation, maintenance, repair, management, insurance and return of the Aircraft.

Aircraft:	The Cessna 208B-EX and Pilatus PC-12 aircraft (each an “Airframe”), each equipped with an engine (the “Engine”) as articulated in Schedule A herein (collectively and individually, “Aircraft”). Additional Aircraft may be added from time to time by updating Schedule A upon mutual agreement between the Parties.

Jetstream Aviation Capital, LLC

2601 South Bayshore Drive Suite 1130

Miami Florida 33133 USA

www.jetstreamavcap.com

Collectively, all Aircraft (once under a Lease Agreement as contemplated under this Agreement) consist of the “Related Aircraft”.

Lease Rental:

As articulated in Schedule C herein (the “Lease Rental”).

The monthly fixed lease rental for the Aircraft during the Lease Term (as hereinafter defined) shall be payable monthly in advance on the first day of each calendar month of the Lease Term. The first payment will include the lease rental due for the current monthly stub period if the Closing Date does not occur on the first day of a month and the full lease rental for the next calendar month of the Lease Term.

Lease Term:	As articulated in Schedule C herein (the “Lease Term”). The Lease Term of each individual Aircraft shall commence contemporaneously with the Closing Date of the purchase of such Aircraft by Lessor.

Lease Extension Option:	Throughout the Lease Term and providing there have been no events of default during the Lease Term among the Related Aircraft, Lessee shall have the option, but not the obligation, to extend the Lease Term of any Aircraft individually by providing at least one hundred and eighty (180) days’ prior written notice to Lessor. Any such extension shall consist of a minimum of an additional twelve (12) months (an “Extension Term”). The terms and conditions of the Lease Agreements shall remain the same throughout the duration of the Extension Term.

Purchase Option:	For each individual Aircraft, effective upon the conclusion of the forty-eighth (48th) month of the Lease Term for each Aircraft and provided there have been no events of default during the Lease Term among the Related Aircraft, Lessee shall have the option (but not the obligation) to purchase the Aircraft (the “Purchase Option”) for the Purchase Option price and terms as articulated in Schedule E herein.

Security Deposit:

As articulated in Schedule C herein (the “Security Deposit”).

The Security Deposit will be held by Lessor during the Term and shall be returned to the Lessee at the end of the Term upon Lessee’s fulfillment of all its obligations under the Lease Agreement for the Aircraft.

Delivery Location:	A location or locations within Lessee’s existing route system or such other location(s), including international airspace, as may be mutually acceptable to the Parties in order to lawfully mitigate sales and use and other taxes.

Aircraft Equipment & Condition upon Delivery:	The Aircraft will be selected and inspected by Lessee and delivered by Lessor “as is, where is and with all faults,” provided, however, that the Aircraft shall be registered in the United States, with a valid Certificate of Airworthiness from the US Federal Aviation Administration (“FAA”) and fully compliant with Lessee’s FAA-approved (FAR Part 135) operations specifications (the “Delivery Condition”).

Waiver of Maintenance Reserves:	In lieu of maintenance reserves payments, Lessee shall, at its own sole cost and expense, ensure that each Engine subject to a Lease Agreement as contemplated herein be enrolled in an engine maintenance services program with a provider that is acceptable to both Parties (the “Engine Maintenance Program”). Such program shall, at minimum, provide for the overhaul and major restoration of each covered Engine in accordance with the Engine manufacturer’s procedures, including scheduled and unscheduled Engine shop visit events and shall be fully transferable with no additional cost or “buy in” to Lessor upon the completion of each Lease term, whether by default or organic expiration.

Utilization Reporting:	Lessee shall report monthly Aircraft utilization to Lessor on or before the tenth (10th) calendar day of each calendar month during the Lease Term for each Aircraft.

Unwind of Existing Structures:	Prior to any Aircraft being made subject to the Transaction Documents, Lessee will deliver the Aircraft to Lessor in a condition acceptable to Lessor (in Lessor’s sole and unfettered discretion) on the Closing Date free and clear of all liens, encumbrances and claims of any kind at Lessee’s sole expense.

Documentation:	The Transaction Documents shall be first prepared by Lessor. In addition to the principal terms set forth in this Agreement, the Transaction Documents shall contain representations, warranties, covenants, conditions, indemnities and other terms and conditions standard in the commercial aircraft leasing industry and mutually satisfactory to The Parties.

Transaction Domicile:	The Parties agree that the tax residency of the entity or entities purchasing the Aircraft under the Sale Agreement will be in a jurisdiction satisfactory to both Parties. The Parties agree that they intend to structure the Transactions in such a way that the minimum amount of tax as legitimately possible is payable on the sale and purchase of the Aircraft under the Sale Agreement and the lease of the Aircraft under the Lease Agreement and the Parties agree to cooperate, where possible, to minimize or avoid the imposition of taxes, including without limitation by transferring title to the Aircraft at a time when such Aircraft is physically located in international airspace or a jurisdiction which will not impose any taxes on the Transactions.

Conditions Precedent:	The Parties agree that the consummation of each of the Transactions and the obligations of the Parties hereunder are subject to the satisfaction of the following conditions precedent (the “Conditions Precedent”):

(a)	Satisfactory completion of Lessor’s pre-purchase inspections of the Aircraft for such Transaction and its respective records in Lessor’s sole and unfettered discretion.

(b)	There being no event, occurrence, fact, condition, effect, change or development that may be expected to have a material adverse effect on either Party.

(c)	Finalization and execution of the Sale Agreement(s) and Lease Agreement(s) in form and terms acceptable to the Parties.

(d)	The Parties having provided the other with complete and satisfactory information necessary for compliance with the US Patriot Act and “Know Your Customer” requirements.

Confidentiality:	Each Party agrees that it will not use, or permit the use of, any of the information relating to the other, respectively, furnished or to be furnished to each other in connection with this potential Transaction (the “Information”) in a manner or for a purpose detrimental to either of the Parties, other than in connection with the potential Transaction contemplated hereby. The terms and conditions set forth in this Agreement, the Transaction Documents and all operative documents (including any appendices) are intended to be available only to the Parties and, by receipt and execution of this Agreement, the Parties acknowledge that this Agreement contains commercially sensitive and proprietary information. The Parties agree to maintain this information as strictly confidential and agree, except to the extent required by applicable law, to disclose it to no person other than (as the case may be) the Parties’ respective boards of directors, employees, professional advisers, and financiers, if any, advising the Parties in connection with the subject matter of this Agreement. Neither of the Parties shall disclose or reveal the Information to their advisors, accountants or attorneys, unless and until those persons or entities have been informed of the confidential nature of the Information and of the existence of the confidentiality provisions of this Agreement.

The term “Information” as used herein shall not include any information relating to the Lessee or Lessor which (i) the party receiving such information can show to have been in its possession prior to its receipt from the disclosing party, (ii) is now or later becomes generally available to the public through no fault of the receiving party, (iii) is available to the public at the time of its receipt, (iv) is received separately by the receiving party in an unrestricted manner from a third party through no fault of the receiving party, or (v) which is developed independently by the receiving party.

In the event that Lessee determines upon the advice of counsel that it is required by law or applicable regulations to disclose (in each instance, a “Disclosure”) through filings with the SEC or disclosure to investors of any of the Transaction Documents or any information related thereto, Lessee shall (i) consult with Lessor to mutually agree upon the scope and substance of the required Disclosure; provided, however, that if Lessee and Lessor are unable to mutually agree on such scope and substance, Lessee’s reasonable determination (based upon the written advice of counsel) shall control, and (ii) deliver to Lessor a copy of the applicable Disclosure and notice of the date for making such Disclosure (the “Disclosure Date”) and use reasonable best efforts to deliver such copy of the Disclosure at least ten (10) Business Days prior to the Disclosure Date. Lessee shall modify such Disclosure based upon the commercially reasonable comments of Lessor and address any comments provided by Lessor to Lessor’s reasonable satisfaction (provided such comments are delivered to Lessee no later than two (2) Business Days prior to the Disclosure Date), , including by making any commercially reasonable requests for confidential treatment or redactions to copies of the Transactions Documents required to be included as an exhibit to an SEC filing, provided that, in the reasonable opinion of Lessee (upon the written advice of counsel), any such requests would not violate applicable laws or regulations with respect to the Disclosure. In addition, Lessee shall promptly provide to Lessor copies of any correspondence from a governmental authority in respect of a Disclosure and shall cooperate in good faith with Lessor in responding to such correspondence and amending the Disclosure, to the extent necessary.

Net Payments:	Subject to customary terms and conditions, all payments to Lessor under the Lease Agreement shall be made free and clear of all taxes and duties, including withholding tax, use, and excise taxes, VAT and income taxes (other than income taxes specified below). Subject to customary terms and conditions, all such taxes, other than the taxes on the income of Lessor, shall be the responsibility of Lessee, and Lessee shall indemnify Lessor with respect to the same. The Parties agree to design the Transaction so as to minimize to the fullest extent permissible tax or duty liability for either Party.

Notwithstanding the foregoing, Lessee will not indemnify Lessor for any sales or use tax resulting as a result of change of ownership or remittance location required by Lessor and shall not be liable for any taxes imposed on the income, profits or gains of Lessor, the purchasing entities or any financier or in connection with a sale, transfer or disposition of the Aircraft and shall have no greater overall monetary liability, obligation or cost under the Lease Agreement resulting from a change in the tax residency or place of management of Lessor or the purchasing entities or successor lessors or owners of the Aircraft or any other change resulting in any similar effect.

Insurance Requirement:

Lessee shall obtain and maintain at its sole expense throughout the course of the Lease Term aircraft hull loss insurance and, if available, war risk insurance for the Aircraft for no less than mutually agreed amounts set forth in the Transaction Documents (the “Stipulated Loss Values”). Such insurance policies shall name Lessor as an additional loss payee with Lessee.

Lessee shall obtain and maintain throughout the Lease Term at its own expense aviation liability insurance for a combined single limit of not less than USD $[*****] per Aircraft per occurrence on industry standard terms reasonably acceptable to Lessor. Such insurance shall include Lessor as an additional endorsed party.

All insurance policies shall include a breach of warranty endorsement in favor of Lessor, thirty (30) days’ notice of cancellation (excepting war risk insurance), and such other terms and conditions as customary in the airline industry as Lessor and Lessee may reasonably agree. All costs of insurance and applicable deductibles to be the sole responsibility of Lessee. Additional insurance provisions may be set forth in the Transaction Documents.

Indemnity:	Subject to customary terms and conditions and to Lessee’s rights under the Lease Agreement of quiet enjoyment and certain exceptions to be detailed in the Lease Agreement and not with respect to taxes, which will be solely covered by the tax section of the Lease Agreement, during the Lease Term, Lessee will indemnify and hold harmless Lessor against all liabilities associated with the Aircraft and any third party claims arising in connection with the use, possession, operation and maintenance of the Aircraft by Lessee after the respective delivery date, throughout the Lease Term and up to and including the return date.

Operation:	The Aircraft will be used only in accordance with the terms and limitations of the Lessee’s governmental authority and certification which includes commercial scheduled and charter passenger and cargo operations.

Maintenance & Inspection:	Lessee will be fully responsible for and pay all costs associated with the maintenance and repair of the Aircraft and Engines at FAA-approved FAR Part 145 maintenance facilities acceptable to Lessor or within the scope of Lessee’s internal approved capabilities throughout the Lease Term in accordance with the manufacturer’s recommendations and/or Lessee’s own approved maintenance program for the Aircraft which must meet the requirements of the latest revision of the Cessna 208B MRB or Pilatus PC-12 MRB (as applicable).

Modification of Aircraft and Lease Terms:	Prior to modifying any Aircraft or Engine under an FAA-approved Supplemental Type Certificate (“STC”), the Parties shall mutually agree on the planned workscope for the proposed modification and the costs appurtenant thereto. In addition, the Parties shall mutually agree on the amounts, if any, by which the principal commercial terms of the modified Aircraft’s Aircraft Lease Agreement may be restructured to reflect the specific economic impact (including market considerations) of such STC modifications.

Return of Aircraft and Records:

At the expiration of each Lease Term all payments due under the Lease Agreement shall have been paid in full. Lessee shall return the Aircraft and their accompanying technical records at its sole expense to Lessor to Springfield, Missouri (KSGF Airport) (the “Redelivery Location”) or such other location as directed by Lessor. If Lessor directs Lessee to return the Aircraft to a location other than the Redelivery Location, Lessor will reimburse Lessee for the difference in Lessee’s actual costs of operating the Aircraft to such other location against those anticipated for operating the aircraft to KSGF.

The Lessee shall return to Lessor all records, logs and other documents required to be maintained in respect of the Aircraft (including manufacturer’s Service Bulletins, Airworthiness Directives and similar orders to the extent that such orders require compliance by Lessee as an operator in accordance with the fleet policy of Lessee) required by the aviation regulator of the Lessee’s country of certification. Such records shall be properly sorted and organized and completely in the English Language.

Additionally, the Aircraft shall be in a configuration and condition suitable for operating in regularly scheduled commercial service under US Federal Aviation Regulations (FAR) Part 135 commercial operations. And shall further satisfy all the following minimum conditions (the “Mandatory Conditions”):

a.	Airframe. Lessee will be responsible for ensuring that all airworthiness limitations checks shall be current and in compliance with the latest standard of the Cessna 208B MRB or Pilatus PC-12 MRB, as applicable. Upon return to Lessor each Airframe and its components shall individually have the same or greater time remaining to the next-due overhaul or limiter as the Aircraft at the Closing Date;

b.	Landing Gear. All Landing Gear installed on the Aircraft will be serviceable and in compliance with the Manufacturer’s maintenance program. Upon return to Lessor all landing gear components shall individually have the same or greater time remaining to the next-due overhaul or limiter as the Aircraft at the Closing Date;

c.	Engine and Propeller. The Engine and propeller installed on the Aircraft will be serviceable and in compliance with the manufacturer’s maintenance program; however, subject to Lessor’s prior approval, Lessee shall be permitted to return the Engine with zero time remaining until its manufacturer-approved overhaul. For the avoidance of doubt, Lessee may be permitted to return the Engine to Lessor in an unserviceable condition only when such unserviceability is caused by the Engine having zero time remaining until overhaul. Lessee will be responsible for ensuring that all applicable Engine, and propeller overhauls and inspections shall be current;

d.	Rotables. All rotable parts installed on the Aircraft will be serviceable and in compliance with the manufacturer’s maintenance program.

e.	Hard Time Components. All hard time components installed on the Aircraft shall be serviceable, in compliance with the manufacturer’s maintenance program and accompanied by appropriate documentation supporting the last accomplished shop visit, inspection, or overhaul as applicable. Upon return to Lessor all Hard Time Components shall have the same or greater time remaining to the next-due overhaul or limiter as the Aircraft at the Closing Date;

f.	Service Bulletins & Airworthiness Directives. All mandatory service bulletins and airworthiness directives will be completed on a terminating action basis, and the Aircraft shall have all such bulletins or directives due for a minimum of six (6) months after the return of the Aircraft to Lessor completed to the extent such Service Bulletins & Airworthiness Directives are issued and become effective during the Lease Term;

g.	Deferred Maintenance. At the time of the Aircraft’s return, each Aircraft shall be current and in compliance with the Cessna 208B MRB or Pilatus PC-12 MRB, as applicable, without temporary extensions for convenience. Notwithstanding any mutual agreement between Lessor and Lessee to the contrary, there will be no open, outstanding, or deferred maintenance items, scheduled or unscheduled, against the Aircraft, including those identified in pre-return inspections or test flights;

h.	Repairs. The Aircraft shall have a current dent and repair map, with all repairs completed as permanent and accompanied by full supporting data for compliance;

i.	Corrosion. Lessee shall have maintained corrosion control through its approved maintenance program as required;

j.	Livery. The Lessee’s livery and markings shall be completely removed from the Aircraft;

k.	Interior. The interior of the Aircraft will have completed a recent deep cleaning and shall be in good repair and fit for immediate entry into service; all damage on floor, ceiling, seats and side panels shall be repaired;

l.	Documentation. The Aircraft shall have a valid Certificate of Airworthiness from the FAA. Upon request by Lessor, Lessee, at Lessor’s costs, shall arrange for the issuance of an Export Certificate of Airworthiness to a jurisdiction designated by Lessor.

m.	Lessor shall be permitted to witness a demonstration flight of up to 60 minutes to confirm the airworthiness of the Aircraft and the proper functioning of all systems and components within limits. And defects or deficiencies noted shall be rectified at Lessee’s expense prior to redelivery to Lessor. Lessor shall have the right to participate as a direct observer on such demonstration flights which shall be performed at Lessee’s sole cost.

Lessor shall be permitted to perform a minimum of two physical inspections of the Aircraft, exclusive of demonstration flights. One inspection will be performed immediately following the completion of the maintenance check which precedes return, and one inspection shall be performed immediately prior to return.

With Lessor’s prior written approval (at Lessor’s sole and unfettered discretion), the Aircraft may be returned in a condition less than that specified herein, in which case, Lessee shall provide compensation to Lessor for such deviation from the contracted return conditions. Such compensation will be netted into an aggregate dollar amount in favor of Lessor, and the appropriate remittance will be made to Lessor by Lessee (the “Equivalency Settlement”).

Upon return of the Aircraft at the expiration of the Lease Term and there having been (i) no uncured events of default and (ii) a complete and final Equivalency Settlement (if applicable), any Security Deposits shall be promptly returned to Lessee.

Security:	Lessor shall receive (at Lessee’s cost) the benefit of:

a.	Ownership of the Aircraft with its interest noted on the aircraft registry in the jurisdiction of Lessee in accordance with the Convention on International Interests in Mobile Equipment as modified by the Protocol on Matters specific to Aircraft Equipment adopted at Cape Town on November 16, 2001; and

b.	In the event of material loss of the Aircraft, assignment of any applicable insurance proceeds up to the Stipulated Loss Value provided that as a condition thereto it releases Lessee from any and all further liability with respect to the Lease Agreement pertaining to such Aircraft; and

c.	The corporate guarantees of Lessee and each of its corporate parent(s), if any, for the full performance of the Lessee under the Lease Agreements.

Aircraft Registration and Certification:

Lessee will procure and maintain the registration, airworthiness certification and operating conformity of the Aircraft at its sole cost and expense including all relevant registration, certification, and conformity fees or expenses.

Permitted domiciles of registration are: United States (and its overseas territories), Australia, Canada, CARICOM members (excluding Haiti), European Union countries (and their respective overseas territories), Ireland, United Kingdom (and its overseas territories).

Any change to the country of registration to be with Lessor’s consent in Lessor’s sole and unfettered discretion.

Covenants:	The Lease Agreement will contain the usual mutually agreed upon covenants contained within a commercial aircraft operating lease between a lessee and lessor, including cross-default and cross-collateralization clauses with respect to the Lease Agreements for the Aircraft contemplated herein and other aircraft and commercial agreements between the Lessor and Lessee which are effective as of the Closing Date and / or which may become effective during the Lease Term as contemplated herein and other commonplace covenants contained within commercial aircraft leasing agreements.

Subleasing:	Subleasing shall be limited to associated companies of Lessee that are pre- approved by Lessor which may, with Lessor’s approval, include without limitation leasing or financing companies set up by Lessee or co-financed between Lessee and Lessor. Subleasing to third parties shall be subject to Lessor approval in Lessor’s sole and unfettered discretion.

Assignment:	The Lease Agreement shall contain an assignment provision for the benefit of Lessor. All costs associated with any assignment by Lessor will be the sole responsibility of Lessor and Lessor will indemnify Lessee from any exposure to such costs, including but not limited to any reasonable out of pocket expenses incurred by Lessee (including attorney’s and tax advisor’s fees). In the event of an assignment by Lessor, (i) such assignment, including the relocation of the tax residence, shall not result, and shall not be likely to result, in any greater cost, obligation or risk to Lessee; and (ii) the assignee lessor shall be obligated to abide by all provisions of the Lease Agreement.

Lessor will ensure that any Lessor assignee, and if applicable, its security trustee or agent, shall have executed and delivered to Lessee a quiet enjoyment undertaking substantially in the form of that given by Lessor to Lessee under the relevant Lease Agreement.

The Lease Agreement may not be assigned by Lessee without Lessor’s prior written consent (in Lessor’s sole and unfettered discretion).

Co-Marketing	Lessor will endeavor to collaborate with Lessee for the marketing of Lessee’s electrified powertrain technology to Lessor’s other lessees and customers following FAA certification and operating approvals of such platform.

Co-Financing	Lessor and Lessee will endeavor to collaborate on potentially developing a co- financing platform pursuant to which Lessee may offer leasing terms to service operators in Lessee’s network. In the event that the cost of capital for such platform may be lower than that contemplated hereto, Lessee will have the opportunity to include leases entered into hereunder into such program by mutual agreement between the Parties.

Purchase Commitment	Lessor intends to commit to acquire up to 50 hybrid-electric powertrains to be installed in the Aircraft or similar model aircraft (“Powertrains”) per year for five (5) years for leasing to third parties. The pricing, terms and minimum commitment are subject to further negotiation and definitive documentation between the Parties and shall be contingent upon the Powertrains having received full, final and unrestricted approval by the FAA under an STC for installation in Cessna 208B aircraft.

Costs and Expenses:	Lessee and Lessor shall each engage aviation transactional legal counsel and shall bear their own respective costs and expenses of preparing, negotiating and finalizing all documentation related to the Transactions.

Brokers and Finders:	No investment banker, broker, finder, advisor or other intermediary has been retained by or is authorized to act on behalf of the any of the Parties to this Agreement, and no such person is entitled to any fee or commission from the Parties or any of their respective affiliates, in connection with the Transaction contemplated by this Agreement. The Parties declare that no undisclosed commission or fee is being paid, has been paid or will be paid to any third party with respect to this Agreement, the Lease Agreements or the Transaction contemplated by this Agreement.

Government Approvals:	Lessee shall obtain and maintain any approvals or permissions that may be required from time to time from its government and aviation regulator for the Lease Agreement to be valid and binding on Lessee and to allow Lessee to perform its obligations under the Lease Agreement.

Access to Lessee:	Prior to executing the Lease Agreement, Lessee shall cause or permit representatives of Lessor to have reasonable access (during normal business hours and without disrupting Lessee’s operations) to Lessee’s management and operating facilities to allow Lessor to complete a reasonable due diligence inquiry as to Lessee’s operations and capabilities. Lessor will coordinate any management interviews and facilities visits with Lessee and shall provide Lessee commercially reasonable notice of its desire to visit any facility.

The Lease Agreement shall include customary ongoing obligations of Lessee to furnish regular/periodic technical, financial, and operational information, respond to requests by Lessor for additional information and provide access to the Aircraft for Lessor’s inspections.

All of the foregoing obligations are subject to non-disturbance of Lessee’s business operation and Lessee’s operational requirements.

Termination:	Assuming the valid execution and delivery of this Agreement, this Agreement shall terminate and, except for the Continuing Provisions (defined below), the Parties shall be released from all obligations with respect to the subject matter hereof (i) if the Effective Date has not occurred by December 31, 2023, or (ii) if either party provides a termination notice to the other party upon a material adverse event or change in the business of the other party which is not resolved to the satisfaction of the Party providing such termination notice within 30 days of such notice, or (iii) on any other date mutually agreed in writing between the Parties, (such date of termination, the “Termination Date”). Notwithstanding anything in the previous sentence, the Continuing Provisions (defined below) shall survive the termination of this Agreement and the termination of this Agreement shall not affect any rights any Party has with respect to the breach of this Agreement by another Party prior to such termination.

Representations of the Parties:	The Parties hereto hereby represent and warrant to each other that this Agreement: (i) has been validly executed and delivered; (ii) has been duly authorized by all corporate action necessary for the authorization thereof; and (iii) to the extent applicable, constitutes a valid and binding obligation of each such Party, enforceable in accordance with its terms. Each Party hereto further represents and warrants to each other that the execution, delivery and performance of this Agreement by each Party does not and will not breach, violate, conflict with, or permit the cancellation of, any agreement to which such Party is a party or by which such party are bound.

Governing Law:	This Agreement and the Transaction Documents are to be governed by and construed in accordance with the laws of the United States of America, State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of United States of America, State of New York.

Submission to Jurisdiction:	Any legal suit, action or proceeding arising out of, based upon, or relating to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby shall be instituted in the courts of the United States of America and the State of New York (in each case located in the County of New York), and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Continuing Obligations:	The following sections of this Agreement shall survive termination of this Agreement (collectively, the “Continuing Provisions”): Governing Law; Submission to Jurisdiction; Confidentiality; and Termination.

For the avoidance of doubt, the Parties acknowledge and agree that this Agreement is subject to termination as set forth in the section captioned “Termination” above.

This Agreement is not intended and does not constitute an agreement to consummate any Transaction or to enter into any Transaction Documents with respect to any specific Aircraft, provided that it does establish the material terms for such transactions (e.g. Lease and Purchase Option terms), and the Parties will be only be bound to sell, purchase and lease any specific Aircraft and effectuate the Transaction relating thereto if and only if the applicable Transaction Documents with respect to such specific Aircraft and Transaction (i.e. the Sale Agreement and Lease Agreement pertaining to such Transaction) have been executed and delivered and, then, only in accordance with the terms and conditions thereof.

If the foregoing is acceptable to you, please indicate acceptance by signing below and return a fully executed original of this Agreement to Lessor whereupon this instrument along with all counterparts will become a binding agreement between the Parties in accordance with its terms.

Sincerely,	Agreed and Accepted:

JETSTREAM AVIATION CAPITAL, LLC	SURF AIR MOBILITY INC.

/s/ Stuart A. Klaskin	By:	/s/ Sudhin Shahani
Stuart A. Klaskin	Name:	Sudhin Shahani
Chief Executive Officer	Title:	CEO

Schedule A

Aircraft& Engines

(To be individually articulated in each Lease Agreement)

Airframe Manufacturer & Model	Aircraft Registration	Airframe Serial Number	Engine Manufacturer & Model	Engine Serial Number
Cessna 208B	[TBD]	[TBD]	[TBD]	[TBD]
Pilatus PC-12	[TBD]	[TBD]	[TBD]	[TBD]
[TBD]	[TBD]	[TBD]	[TBD]	[TBD]
[TBD]	[TBD]	[TBD]	[TBD]	[TBD]

Schedule B

Aircraft Purchase Prices

(To be individually articulated in each Lease Agreement)

Airframe MSN	Purchase Price

Schedule C

Lease Terms

(All amounts are in 2022 United States Dollars (USD $))

Aggregate Purchase Amount(1)	Lease Rental (Monthly)	Closing Eligibility Period	Individual Aircraft Lease Term(2)	Security Deposit(3)	Stipulated Loss Value
Minimum: $120,000,000 Maximum: $450,000,000	[*****]% of individual Aircraft Purchase Price	April 1, 2023 through and including March 31, 2029	96 months	One month’s Lease Rental	[*****]% of individual Aircraft Purchase Price

Notes:

(1)	(i) Subject to a minimum of $20,000,000 (“Minimum Annual Deployment Amount”) and maximum of $75,000,000 per year of the Closing Eligibility Period starting in calendar year 2024, provided that the Parties may agree to lower or greater amounts on mutual agreement, provided, however that Lessee’s first $20,000,000 in third party leasing in any year will be with Lessor.

(ii)	Until the Minimum Annual Deployment Amount is reached in each year of the Closing Eligibility Period, Lessor to have the (a) first right to match terms and (b) last right to negotiate terms for similar aircraft leasing transactions as may be offered to Lessee by third-party lessors or financing parties.

(2)	Subject to Lessee’s Purchase Option as articulated in Schedule E herein.

(3)	(i) Subject to a maximum aggregate amount among the Aircraft to be negotiated between the Parties after deployment of USD $180,000,000 by Lessor into the Transactions contemplated by this Agreement.

(ii)	Security Deposit payment schedule:

(a) 50% of the Security Deposit upon Lessee’s execution of the Lease Agreement for each Aircraft (“Initial Security Deposit”), and

(b) 50% of the Security Deposit upon the Closing Date for each Aircraft (“Second Security Deposit”), which, together with the Initial Security Deposit, shall comprise the “Security Deposit” for each Aircraft.

Schedule D

[intentionally omitted]

Schedule E

Purchase Option

(All amounts are in United States Dollars (USD $))

Applicable to	Purchase Option Price(1)	Effective Upon
All Aircraft	[*****]% of the individual Aircraft Purchase Price	The completion of the forty-eighth (48th) paid month of the Lease Term (the “Purchase Option Effective Date”).

Notes:

(1)	(i) The Purchase Option Price shall decline at the rate of 0.25% per month of the individual Aircraft Purchase price from the Purchase Option Effective Date1, through and including any Lease Term Extension Options elected by the Lessee through the date of purchase.

(ii)	Upon Lessee’s exercise of the Purchase Option, the Purchase Option Price will be reduced by:

(a)	the pro rata portion of the aggregate Security Deposit Security Deposit then held by Lessor and applicable to the Aircraft purchased under the Purchase Option, which shall be retained by Lessor, and

(iii)	The Purchase Rights shall be rights personal to the Lessee and shall be non-transferable to any third party other than a direct affiliate of the Lessee.